Exhibit 99.2
(NASDAQ Letterhead)

By Facsimile and Regular Mail

January 9, 2006
Mr. J. Raymond Bilbao
President, Chief Operating Officer and Secretary
Remote Dynamics, Inc.
1155 Kas Drive, Suite 100
Richardson, Texas 75081

Re:	Remote Dynamics, Inc. (the “Company”)
Nasdaq Symbol: REDI
Dear Mr. Casey:
On December 29, 2005, the Company filed a Form 8-K, which disclosed that Gerry Quinn resigned his position as a director effective December 22, 2005. Mr. Quinn was a member of the Audit, Compensation and Nominating Committees. As such, the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350.
Consistent with Marketplace Rule 4350(d)(4), the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or December 29, 2006, in order to regain compliance. The Company must submit to Nasdaq documentation, including biographies of any proposed directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance within this period, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Listing Qualifications Panel.
Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the nasdaq rules upon which it is based. 1 The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings
Mr. J. Raymond Bilbao
January 9, 2006

1 Nasdaq cannot render advice to the Company with respect to the format of content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s)

Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination. 2 For your convenience, we have enclosed a list of news services. 3
In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities.
Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days. 4 Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law. In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The company will be included in this list commencing five business days from the date of this letter.
If you have any questions, please contact Marilyn Bacot, Listing Analyst, at (301) 978-8048.
Sincerely,

/s/ Douglas D. McKinney

2 This notice should be provided to the attention of Nasdaq’s MarketWatch Department (telephone: 301/978-8500; facsimile: 301/978-8071), and to Nasdaq’s Listing Qualifications Department (facsimile: 301/978-4028) and the Hearings Department (telephone: 301/978-8071; facsimile: 301/978-8080), 9600 Blackwell Road, Rockville, Maryland 20850.
3 The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only of if the news service determines not to publish the full text of the story.
4 See, SEC Release No. 34-49424